Exhibit 99.2
                                                                  ------------



                      Report on Management's Assertion on
       Compliance with the Minimum Servicing Standards Set Forth in the
            Uniform Single Attestation Program for Mortgage Bankers

                       Report of Independent Accountants

The Board of Directors
Aames Investment Corporation

We have examined management's assertion, included in the accompanying report titled Report of Management, that Aames Investment Corporation (the Company) complied with the minimum servicing standards identified in Exhibit A to the Report of Management as set forth in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) (the specified minimum servicing standards) during the year ended December 31, 2005. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified minimum servicing standards.

In our opinion, the Company complied, in all material respects, based on the criteria set forth in Exhibit A, with the aforementioned requirements for the year ended December 31, 2005.


                                                             ERNST & YOUNG LLP


Los Angeles, California
March 14, 2006

Aames


       Aames Investment        350 S. Grand Avenue            Tel: 323.210.5000
       Corporation             42nd Floor
                               Los Angeles, CA 90071


                     Management's Assertion on Compliance
           with the Specified Minimum Servicing Standards Set Forth
        in the Uniform Single Attestation Program for Mortgage Bankers


                             Report of Management

       We, as members of management of Aames Investment Corporation (the Company), are responsible for complying with the minimum servicing standards identified in the attached Exhibit A (the "specified minimum servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
       (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Company's compliance with the specified minimum servicing standards as of December 31, 2005 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2005 the Company complied, in all material respects, with the specified minimum servicing standards.

       As of December 31, 2005 and for the year then ended, the Company had n effect a fidelity bond in the amount of $10 million and an errors and omissions policy in the amount of $20 million.

                                          /s/ A. Jay Meyerson
                                          ------------------------
                                          A. Jay Meyerson
                                          Chief Executive Officer


                                          /s/ Jon Van Deuren
                                          --------------------------------------
                                          Jon Van Deuren
                                          Executive Vice President, Finance and
                                          Chief Financial Officer


                                          /s/ Mark A. Bragg
                                          --------------------------------------
                                          Mark A. Bragg
                                          Senior Vice President
                                          National Loan Servicing


March 14, 2006


                                                                [LOGO OMITTED]


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                                                                     Exhibit A

                      Specified Minimum Servicing Standards

I.     Custodial Bank Accounts

       1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

           a.  be mathematically accurate;
           b. be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

           c. be reviewed and approved by someone other than the person who prepared the reconciliation; and

           d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

       2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

       3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

       4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.    Mortgage Payments

       1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

       2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

       3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

       4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


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


                                   Exhibit A

               Specified Minimum Servicing Standards (continued)

III.   Disbursements

       1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

       2. Disbursements made on behalf of a mortgagor or investor shall be posted within two (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

       3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

       4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

       5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

       6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.    Investor Accounting and Reporting

       1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.     Mortgagor Loan Accounting

       1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

       2. Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on the related mortgage note and any ARM rider.

       3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.


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                                   Exhibit A

               Specified Minimum Servicing Standards (continued)

V.     Mortgagor Loan Accounting (continued)

       4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.

VI.    Delinquencies

       1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.   Insurance Policies

       1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.


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